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                                                                     Exhibit 5.2

              Consent of Wolf, Block, Schorr and Solis-Cohen L.L.P.



                                November 19, 1997

Capstone Pharmacy Services, Inc.
9901 East Valley Ranch Parkway, Suite 3001
Irving, Texas 75063

         RE: PharMerica, Inc. Non-Qualified Deferred Compensation Plan for Executives

Ladies and Gentlemen:

         We have acted as special counsel to Capstone Pharmacy Services, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "1933 Act"), of obligations ("Deferred Compensation Obligations") which may be incurred by the Company pursuant to the PharMerica, Inc. Non-Qualified Deferred Compensation Plan for Executives (the "Plan"), and the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 relating to the Deferred Compensation Obligations (the "Registration Statement").

         As such special counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, and have made such additional assumptions as are set forth below.

         The Plan document states that the Plan is being established to permit eligible employees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan. The Plan is unfunded and by its terms is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that the Plan was duly adopted by the Company on September 28, 1997, to be effective for deferrals of compensation after January 1, 1998. We have also assumed that the Plan will be operated consistent with its terms and will only permit deferrals of compensation by employees who consist exclusively of "a select group of management or highly compensated employees" (as this phrase used for purposes of the Employee Retirement Income Security Act of 1974, as amended, "ERISA").

         By its express terms, the Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plan is an "employee pension benefit plan" described in section 3(3) of ERISA. However, the Plan is unfunded and is intended to be maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees. Assuming the Plan is operated consistent with its terms and the assumptions noted above, the Plan will be subject to parts 1 and 5 of Title I of ERISA, but will not be subject to any other provisions of ERISA.

         The Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

         Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Plan pursuant to the written provisions of the Plan will not cause the Plan to fail to comply with parts 1 or 5 of Title I of ERISA.

         On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

         This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

                                Very truly yours,



                                WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP